Wonder Auto Technology, Inc. Announces Audit Committee Investigation of Certain Transactions

May 12, 2011 – Wonder Auto Technology, Inc. (“WATG”) today announced that its Audit Committee, with the assistance of professional advisors, has undertaken an internal investigation concerning certain investment and acquisition transactions.

As a result of the pending restatement of its financial statements for fiscal years 2008, 2009 and 2010, and for the quarters ended March 31, June 30 and September 30, 2009 and 2010, and the investigation, WATG has not filed its Form 10-K for the fiscal year ended December 31, 2010 and does not expect to be able to file its Form 10-Q for the quarter ended March 31, 2011 by the filing deadline of May 10, 2011.  As previously announced, WATG has received a notice from The Nasdaq Stock Market (“Nasdaq”) as to its noncompliance with Nasdaq’s continued listing standards as a result of the failure to file the 10-K in a timely manner.  Nasdaq further has informed WATG that it has suspended trading in the company’s common stock pending WATG’s provision of a satisfactory Plan of Compliance to Nasdaq.  WATG plans to provide its Plan of Compliance to Nasdaq on or about May 13th and in no event later than May 23, 2011.  The company does not expect that its filings will be completed until the completion of the investigation.

Safe Harbor Statement
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among other things, statements regarding the pending restatement of the Company’s financial statements; statements regarding the Company’s expectation to file its Form 10-Q and Form 10-K; and statements regarding the Company’s plans to provide its Plan of Compliance to Nasdaq.  Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "expect," "may," "should," "anticipate," "future," "intend," "is/are likely to," "proposed," "estimate" or similar expressions. Such information is based upon assumptions and expectations of the Company’s management that were reasonable when made but may prove to be incorrect. All of such assumptions and expectations are inherently subject to uncertainties and contingencies beyond the Company’s control and based upon premises with respect to future business decisions, which are subject to change.  The Company does not undertake to update the forward-looking statements contained in this press release.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company’s most recent Quarterly Reports on 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and the Company’s subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov. All information provided in this current report and in the attachments is as of the date of this press release.